|-----------------|
                                                             | SEC FILE NUMBER |
                                                             |    333-83125    |
                                                             |-----------------|
                                                             |   CUSIP NUMBER  |
                                                             |    988432 100   |
                                                             |-----------------|

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One): |_| Form 10-K    |_| Form 20-F    |_| Form 11-K   |X| Form 10-Q
             |_| Form 10D     |_| Form N-SAR   |_| Form N-CSR

             For Period Ended:  March 31, 2008
                                --------------

             |_| Transition Report on Form 10-K
             |_| Transition Report on Form 20-F
             |_| Transition Report on Form 11-K
             |_| Transition Report on Form 10-Q
             |_| Transition Report on Form N-SAR

             For the Transition Period Ended:
                                              ---------------------------

      Read  Instruction(on  back page) Before  Preparing  Form.  Please Print or
Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                               ---------------------------------

                                     PART I
                             REGISTRANT INFORMATION

Yuhe International, Inc.
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Full name of Registrant

First Growth Investors, Inc.
--------------------------------------------------------------------------------
Former Name if Applicable

301 Hailong Street
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and number)

Hanting District, Weifang, Shandong Province, the People's Republic of China
--------------------------------------------------------------------------------
City, State and Zip Code

                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         |  (a)   The reasons described in reasonable detail in Part III of this
         |        form could not be eliminated  without  unreasonable  effort or
         |        expense;
         |
         |  (b)   The subject  annual  report,  semi-annual  report,  transition
         |        report on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form
         |        N-CSR,  or  portion  thereof  will be filed on or  before  the
    X    |        Fifteenth  calendar day following the  prescribed due date; or
         |        the subject quarterly report or transition report on Form 10-Q
         |        or  subject  distribution  report  on Form  10-D,  or  portion
         |        thereof,  will be filed on or before  the fifth  calendar  day
         |        following the prescribed due date; and
         |
         |  (c)   The  accountant's  statement or other exhibit required by Rule
         |        12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

      State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The Registrant is working with its auditors to finalize its financial statements for the fiscal quarter ended March 31, 2008 and is unable to complete the 2008 quarterly report for its first quarter ended March 31, 2008 on Form 10-Q by the initial filing date without unreasonable effort and expense. The Registrant intends to file the Form 10-Q as soon as possible.


                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

      Gao Zhentao                      86                     536-7363688
-------------------------      --------------------      -----------------------
         (Name)                    (Area Code)              (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                Yes |X|   No |_|

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                Yes |_|   No |X|
                                                                  Not Applicable

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. Please see attached explanation.

                            Yuhe International, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    May 15, 2008               By /s/ Gao Zhentao
     ------------------               --------------------------------
                                          Gao Zhentao
                                          Chief Executive Officer